--------
 FORM 3         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
--------                      WASHINGTON, D.C.  20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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

1.  Name and Address of Reporting Person*   2.  Date of Event         4. Issuer Name AND Ticker or Trading Symbol
                                                Requiring Statement
    Applied Digital Solutions, Inc.             (Month/Day/Year)         Medical Advisory Systems, Inc. (DOC)
-----------------------------------------                             -------------------------------------------------------------
    (Last)       (First)     (Middle)           February 27, 2001     5. Relationship of Reporting Person(s)     6. If Amendment,
                                                                            to Issuer (Check all applicable)        Date of
                                            -----------------------     ___  Director       [X]  10% Owner          Original
    400 Royal Palm Way, Suite 410           3. IRS Identification       ___  Officer (give  ___ Other (specify      (Month/Day/Year)
-----------------------------------------      Number of Reporting               title below)  below)
                 (Street)                      Person, if an
                                               entity (Voluntary):
 Palm Beach     FL          33480
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 (City)       (State)        (Zip                                                                                7. Individual or
                                                                                                                    Joint/Group
                                                                                                                    Filing
                                                                                                                    (Check
                                                                                                                    applicable
                                                                                                                    line)
                                                                                                                    ___ Form filed
                                                                                                                    by One
                                                                                                                    Reporting
                                                                                                                    Person
                                                                                                                    [X] Form filed
                                                                                                                    by More Than
                                                                                                                    One Reporting
                                                                                                                    Person
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
* If the Form if  filed  by more  than one  Reporting  Person,  see  Instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

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                                                     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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

1. Title of Security                         2.  Amount of Securities       3. Ownership Form:      4.  Nature of Indirect
   (Instr. 4)                                    Beneficially Owned            Direct                   Beneficial Ownership
                                                 (Instr. 4)                    (D) or Indirect          (Instr. 4)
                                                                               (I) (Instr. 5)
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Common Stock, par value $0.005 per share              850,000                        D
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



FORM 3 (CONTINUED)                       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative Security   2. Date Exer-       3. Title and Amount of Securities    4. Conver-   5. Owner-      6. Nature of
   (Instr. 4)                        cisable and         Underlying Derivative Security    sion or         ship           Indirect
                                     Expiration           (Instr. 4)                       Exercise        Form of        Beneficial
                                     Date                                                  Price of        Deriv-         Ownership
                                    (Month/Day/Year)                                       Deri-           ative          (Instr. 5)
                                  ------------------------------------------------------   vative          Security:
                                  Date     Expira-            Title           Amount or    Security        Direct
                                  Exer-    tion                               Number of                    (D) or
                                  cisable  Date                               Shares                       Indirect
                                                                              of                           (I)
                                                                              Shares                       (Instr. 5)
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

Explanation of Responses:
------------------------


                                        Applied Digital Solutions, Inc.




                                        /s/ Mercedes Walton               3/9/01
                                       -----------------------------------------
                                       ** Signature of Reporting Person    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                           (Print or Type Responses)

                             JOINT FILER INFORMATION


     Designated Filer:                      Applied Digital Solutions, Inc.

     Issuer:                                Medical Advisory Systems, Inc. (DOC)

     Statement for:                         February 27, 2001

     Name:                                  Angel Digital Corporation

     Signature:                             Angel Digital Corporation


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                                                     Page 3 of 3